Resonant Inc. Appoints Tech and Finance Executive Bob Tirva to its Board of Directors
- Respected tech industry veteran brings more than 25 years of comprehensive financial expertise -

GOLETA, CA - October 11, 2018 - Resonant Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for wireless devices, announced its board of directors has appointed Bob Tirva to serve as a board member, increasing its total number of directors to 10.

“We are very pleased to have Bob join our board,” said George B. Holmes, CEO of Resonant. “He brings more than 25 years financial expertise, including corporate, managerial finance and mergers and acquisitions, which will be invaluable to our company. With more than a decade at Broadcom, Bob is well versed in the semiconductor market and his industry knowledge will be a tremendous asset. We look forward to his contributions as we expand Resonant’s global customer footprint and presence in the RF front-end marketplace.”

“Resonant’s technology is truly ground-breaking and well-positioned to disrupt the market for RF front-ends,” stated Tirva. “I look forward to working with the board and the company’s executive leadership team to build momentum to drive long-term growth and valuation for Resonant.”

Tirva will also serve on the board’s Audit Committee.

About Bob Tirva
Tirva, 52, currently is the chief financial officer of Intermedia, a leading cloud UCaaS and business application provider, where he is responsible for all of Intermedia’s global financial functions. Prior to Intermedia, Tirva was corporate controller at Dropbox from 2014 to 2016, where he was responsible for developing the company’s accounting organization. Before Dropbox, Tirva spent nearly 14 years at Broadcom Corporation, where he held a range of finance roles of increasing responsibility, including senior vice president, principal accounting officer and vice president of finance. Tirva also has career experience with IBM Corporation, Navistar Financial Corporation and Ernst & Young.

Tirva holds an MBA from the Yale School of Management and a Bachelor of Business Administration degree in Accounting from the University of Notre Dame.

About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:
Infinite Synthesized Networks, ISN Explained

•	What is an RF Filter?

•	RF Filter Innovation

•	Transforming the Mobile Filter Supply Chain
For more information, please visit www.resonant.com.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the capabilities of our technology and its impact on the market for RF front-ends. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our customers’ ability to sell products incorporating our designs to their OEM customers; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:

Moriah Shilton, LHA Investor Relations, 1-415-433-3777, RESN@lhai.com